Exhibit 4.3

In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule setting forth details in which the omitted executed warrants differ from the form of warrant that follows:

Warrantholder	Warrant Number
Eminent II Venture Capital Corporation	2015 – SCPN #1
Flagship Ventures Fund 2007, L.P.	2015 – SCPN #2
Polaris Venture Partners V, L.P.	2015 – SCPN #3
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	2015 – SCPN #4
Polaris Venture Partners Founders’ Fund V, L.P.	2015 – SCPN #5
Polaris Venture Partners Special Founders’ Fund V, L.P.	2015 – SCPN #6
NanoDimension L.P.	2015 – SCPN #7
Leukon Investments, LP	2015 – SCPN #8
TAS Partners, LLC	2015 – SCPN #9
OrbiMed Private Investments III, LP	2015 – SCPN #10
OrbiMed Associates III, LP	2015 – SCPN #11
Alexandria Equities, LLC	2015 – SCPN #12
RUSNANO	2015 – SCPN #13

THIS WARRANT TO PURCHASE COMMON STOCK AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT REGISTRATION AND QUALIFICATION IS NOT REQUIRED IS FURNISHED TO THE COMPANY.

Warrant No. 2015 —	July 24, 2015

SELECTA BIOSCIENCES, INC.

WARRANT TO PURCHASE COMMON STOCK

This Warrant to Purchase Common Stock (this “Warrant”) is issued to                           or its registered assigns by Selecta Biosciences, Inc., a Delaware corporation (the “Company”). This Warrant is one of several like warrants (collectively, the “Warrants”) being issued in connection with the issuance by the Company to the holder (the “Holder”) of one or more Secured Convertible Promissory Notes (each, a “Note”) pursuant to that certain Securities Purchase Agreement by and among the Company, the Holder and the other parties named therein, dated as of April 10, 2015. By its acceptance hereof, the Holder hereby agrees to be bound by the terms and conditions of this Warrant.

1.                                      General Terms.

(a)                                 The Shares. The term “Shares” shall mean the shares of the Common Stock of the Company, $0.0001 par value per share (“Common Stock”) for which this Warrant shall be exercisable from time to time.

(b)                                 Exercise Price. The exercise price (the “Exercise Price”) for each Share shall be $4.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events affecting the Common Stock).

(c)                                  Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date of this Warrant as set forth above and ending on the expiration of this Warrant pursuant to Section 12 hereof (the “Exercise Period”).

2.                                      Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, at any time during the Exercise Period, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock that equals the quotient (rounded down to the nearest whole share) obtained by dividing (a) an amount equal to twenty percent (20%) of the aggregate original principal amount of the Note(s) issued to the Holder by (b) the Exercise Price.

3.                                      Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(c) above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a)                                 the surrender to the President, Treasurer or Secretary of the Company at its principal offices of the Warrant, together with a notice of exercise substantially in the form attached hereto as Exhibit A (the “Notice of Exercise”); and

(b)                                 the payment to the Company, in cash, by certified or official bank check payable to the Company, or wire transfer of funds to an account designated by the Company, of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4.                                      Net Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant as set forth in Section 3 above, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the primary office of the Company, together with the Notice of Exercise, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

CS = WCS x (CMP-WP)

CMP

Where:

CS                                equals the number of shares of Common Stock to be issued to the Holder

WCS                    equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised, at the date of such calculation

CMP                    equals the Current Market Price (as defined below) at the date of such calculation

WP                             equals the Exercise Price as adjusted to the date of such calculation

As used herein, the “Current Market Price” of Common Stock shall mean with respect to each share of Common Stock:

(a)                                 if the Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the average of the closing prices over a twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined; or

(b)                                 if the Common Stock is not listed on a national securities exchange but is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices reported by the National Quotation Bureau (or similar system) over the twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined;

(c)                                  if at any time the Common Stock is not listed on any national securities exchange or actively traded in the over-the-counter market, the current fair market value of Common Stock shall be the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, for authorized but unissued shares, as determined in good faith by the Board, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the holders of Common Stock receive securities and/or other property in exchange for their Common Stock, in which case the fair market value of Common Stock at the time of such merger, acquisition or other consolidation shall be deemed to be the value of the securities and other property received by the holders of the Common Stock per share of Common Stock pursuant to such merger, acquisition or other consolidation.

5.                                      Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within five (5) days of the delivery of the Notice of Exercise notice and payment therefor; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. Upon exercise, the holder of this Warrant shall for all purposes be deemed to have become the holder of record of the shares of Common Stock issued upon such exercise on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, the Holders shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

6.                                      Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof and will have all of the rights, privileges and preferences of the Common Stock.

7.                                      Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)                                 Subdivisions, Combinations and Other Issuances. If the Company shall, from and after the date hereof and at any time prior to the expiration of this Warrant subdivide the outstanding shares of Common Stock, by split-up or otherwise, or combine the outstanding shares of Common Stock, or issue shares of Common Stock as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)                                 Reclassifications, Reorganizations, Conversions. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, change or conversion by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, change or conversion. In any such case, appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)                                  Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d)                                 Other Action Affecting Shares. In the event that the Company shall make a distribution in respect of the outstanding shares of Common Stock that is not elsewhere described in this Section 7, the Holder shall be entitled, upon exercise of this Warrant, to receive from the Company its pro rata share of any such distribution such that the Holder receives, upon exercise of this Warrant, the same type and amount of property which such Holder would have received if such Holder had exercised this Warrant immediately prior to such distribution or the date the Company shall take a record of the holders of its shares for purposes of such distribution, as applicable, and, from and after the date of such distribution, the Company shall hold and set aside (or cause to be held and set aside in a commercially reasonable manner) an amount of such property equal to the Holder’s pro rata portion thereof for distribution to the Holder pursuant hereto. The Company shall provide the Holder with at least ten (10) days’ prior written notice of the declaration or payment of any such distribution in respect of the outstanding shares of Common Stock.

8.                                      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value thereof then in effect.

9.                                      Restrictive Legend.

The Shares issuable upon exercise of this Warrant (unless registered under the Securities Act of 1933, as amended (the “Securities Act”)) shall be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT REGISTRATION AND QUALIFICATION IS NOT REQUIRED IS FURNISHED TO THE COMPANY.

10.                               Transfer. This Warrant shall not, without the prior written consent of the Company, be assignable or transferable by the Holder, either voluntarily or by operation of law, and shall be exercisable only by the Holder; provided, however, that the Holder may assign this Warrant to any Affiliate without the consent of any other party. For this purpose, “Affiliate” shall mean any person or entity who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any wholly-owned subsidiary of a Purchaser or any partnership which is (or may be in the future) established by a Purchaser and which is managed by such Purchaser’s Affiliate. Upon surrender of this Warrant to the Company or, if the Company so instructs the Holder in writing, at the office of its stock transfer agent, if any, with assignment documentation duly executed and funds sufficient to pay any transfer tax, and, provided that the Holder complies with the provisions of this Warrant, the Company shall, without charge, execute and deliver a new Warrant in the name of the permitted assignee named in such instrument of assignment, and this Warrant shall promptly be canceled. Any transferee of this Warrant, by acceptance thereof, agrees to assume all of the obligations of the Holder and to be bound by all of the terms and provisions of this Warrant. Prior to any proposed transfer of this Warrant, the Holder shall give written notice to the Company of its intention to effect such transfer, identifying the transferee and describing the manner of the proposed transfer and, if requested by the Company, accompanied by (a) an investment letter executed by the transferee in form and substance reasonably acceptable to the Company and (b) an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and without registration or qualification under applicable state or other securities laws. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Warrant in any way contrary to the provisions of this Warrant, or any levy of execution, attachment or other process attempted upon the Warrant, shall be void and without effect.

11.                               Rights of Stockholders. Except as expressly set forth in Section 7 hereof, no holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights until the Warrant shall have been exercised.

12.                               Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable at 5:00 p.m., local time in Boston, Massachusetts, on the 3rd anniversary of the date hereof.

13.                               Notices. Any notice required or permitted under this Warrant shall be in writing and delivered in accordance with the Purchase Agreement.

14.                               Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to principles of conflicts of law.

15.                               Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company and of the holder of this Warrant shall survive the exercise of this Warrant.

16.                               Facsimile Signatures. A signature of any party to this Warrant transmitted by facsimile, electronic mail (including pdf) or other electronic means is deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.                               Amendments. Except as otherwise expressly set forth in this Warrant, any term of this Warrant may be amended or waived (either retroactively or prospectively) with the written consent of the Company and the holders of Warrants issued in connection with the Notes representing at least 66.67% of the aggregate number of Shares then issuable upon exercise of all such Warrants issued in connection with the Notes (the “Required Holders”); provided that all holders of Warrants shall have been provided notice at least ten business days in advance of the effective date of any such amendment or waiver. Any amendment or waiver effected in accordance with this Section 17 shall be binding upon the Holder, each holder of a Warrant issued in connection with the Notes and the Company.

18.                               No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

19.                               Lock-up. The Holder agrees that upon the request of the Company or the managing underwriter(s) of any offering of securities of the Company that is the subject of a registration statement filed under the Securities Act, for a period of time (not to exceed 180 days, plus such additional number of days (not to exceed 35) as may reasonably be requested to enable the underwriter(s) of such offering to comply with NASD Rule 2711(f) of the Financial Industry Regulatory Authority Manual or any amendment or successor thereto) from the effective date of the registration statement under the Act for such offering, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares, or any shares of the Company’s capital stock into which any such Shares may be converted or exchanged, without the prior written consent of the Company and such underwriters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:
Name:
Title:

Accepted and agreed:

Print Name:

By:
Name:
Title:

-Signature page to Warrant to Purchase Common Stock-

EXHIBIT A

NOTICE OF EXERCISE

TO:                           Selecta Biosciences, Inc.

480 Arsenal Street, Building One

Watertown, Massachusetts 02472

Attention: President

1.                                      The undersigned hereby elects to purchase                      shares of                   pursuant to the terms of the attached Warrant.

2.                                      Method of Exercise (Please check the applicable blank):

☐                                    The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

☐                                    The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

3.                                      Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Name)

(Date)		(Title)